                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                          Westbury Metals Group, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                         Common Stock par value $0.001
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   957289101
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                                 (CUSIP Number)

                               December 20, 1999
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 4 pages

CUSIP NO.                             13G                      PAGE 2 OF 4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        John W. Conley
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

      Shares                       499,999*
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   N/A
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        499,999*
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   N/A
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        499,999*
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        9.5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
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
ITEM 1.

  (a)   Name of Issuer: Westbury Metals Group, Inc.

  (b) Address of Issuer's Principal Executive Offices: 750 Shames Drive, Westbury, NY 11590

ITEM 2.

  (a)   Name of Person Filing: John W. Conley

  (b) Address of Principal Business Office or, if none, Residence: 2477 Wulfert Road, Sanibel, FL 33957

  (c)   Citizenship: U.S.

  (d)   Title of Class of Securities: Common Stock, par value $0.001

  (e)   CUSIP Number: 957289101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

  (a)   [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

  (b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

  (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

  (e)   [ ] An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

  (f) [ ] An employee benefit plan or endowment fund in accordancess.240.13d-1(b)(1)(ii)(F);

  (g) [ ] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

  (j)   [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP

          (a)    Amount beneficially owned:  499,999*
                                             -------

          (b)    Percent of class:  9.5%
                                     ----

          (c)    Number of shares as to which the person has:

                 (i)      Sole power to vote or to direct the vote:   499,999*
                                                                      -------

                 (ii)     Shared power to vote or to direct the vote:  None.
                                                                       ----

                 (iii)    Sole power to dispose or to direct the disposition of: 499,999*
                                                                                 -------

                 (iv)     Shares power to dispose or to direct the disposition of:  None.
                                                                                    ----


          * Includes 166,666 shares of common stock issuable upon the exercise of outstanding warrants.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


                               Page 3 of 4 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

         N/A.

ITEM 10.       CERTIFICATION

                       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     April 28, 2000
                                           -------------------------------------
                                                          Date



                                                   /s/ John W. Conley
                                           -------------------------------------
                                                        Signature



                                                     John W. Conley
                                           -------------------------------------
                                                       Name/Title









                               Page 4 of 4 pages